EXHIBIT 23.4

[LETTERHEAD OF NETHERLAND, SEWELL & ASSOCIATES]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the references to our firm in the Registration Statement on Form S-8 of Plains Exploration & Production Company and to the reserve reports as of January 1, 2002 and January 1, 2003, setting forth the interests of Plains Exploration & Production Company and its subsidiaries, and Arguello Inc., relating to the estimated quantities of such companies’ proved reserves of oil and gas and present values thereof for the periods included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ DANNY D. SIMMONS
Danny D. Simmons
Executive Vice President

Houston, Texas

August 14, 2003